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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                   Form 8-K



                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 August 5, 2002
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               (Date of Report: Date of earliest event reported)


                                LEW CORPORATION

      (Exact name of registrant as specified in its charter)


          NEVADA                   0-33341                 87-0436159
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(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
 of incorporation)



              6875 Speedway Blvd. U-104, Las Vegas, Nevada 89115
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                    (Address of principal executive office)



Registrant's telephone number, including area code: (702) 644-1656
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                 ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

In May and July 2002, Lew Corporation ("LewCorp") entered into separate agreements to sell certain of its assets to Charlie Smith ("Smith") and BM Holdings, LLC ("BM Holding"), respectively. Mr. Smith is unaffiliated with LewCorp and is the owner and operator of a machine shop located in Las Vegas, Nevada. The equipment acquired from LewCorp by Smith was subject to the liens of several finance companies, which liens required regular payment to avoid default. Smith assumed LewCorp's obligations with respect to those assets. The agreement with BH Holding provided for the assignment of certain patents and patent applications along with trademarks and tradenames in exchange for $200,000, payable $100,000 on the effective date of the agreement and $100,000 (of which $78,000 has been paid) within 30 days from the effective date. The additional $22,000 due under the agreement has been withheld pending satisfaction of any encumbrances associated with the assets being acquired. The sale of assets described above was made pursuant to a determination by LewCorp's board of directors that such sales were in the best interests of the company and its shareholders given the circumstances identified in Item 5 and
Item 9 of this report.


                         ITEM 5. OTHER INFORMATION

In November 2001 LewCorp filed a registration statement on Form 10SB with the Securities and Exchange Commission (the "SEC") to begin the process of becoming an SEC reporting company. During the course of the SEC's review of the Form 10SB, the SEC asked LewCorp to amend the filing to include audited historical financial information regarding Lew Composites, Inc. (LewCorp's subsidiary acquired by The Polymeric Corporation in October 2000). In specific, it was requested that the filing include Lew Composite's audited financial statements for the year ended December 31, 1999, the fiscal year end prior to the acquisition. During the course of responding to the SEC's request, LewCorp discovered that Lew Composites had certain accounting discrepancies regarding its liabilities that had not been disclosed by Lew Composites or had been misrepresented by Lew Composites at the time of its acquisition by The Polymeric Corporation. Accordingly, LewCorp's board of directors determined to investigate further in an attempt to clarify the appropriate accounting treatment and available options for disposition of the assets and the business. This investigation has delayed LewCorp's completion of its response to the SEC's comments as well as the timely filing of Lew's quarterly report on Form 10QSB for the period ended March 31, 2002. LewCorp hopes to be able to complete its investigation and to prepare all necessary filings as soon as practicable.

Concurrently, LewCorp's board of directors determined that LewCorp's business strategy needed to be refocused to take advantage of certain new business opportunities in the area of the production of windmill blades and wind power technology. As a result of the new focus and the results of the investigation into Lew Composite's prior financial records, in May 2002 LewCorp's board determined to transfer certain under-utilized assets to Smith subject to the assumption by Smith the liabilities associated with those assets.

During this period, William Watkins, who was appointed interim C.E.O. in July 2001, resigned his position. The board of directors determined to leave the position vacant and appointed Jason Schiers, President. Further, the board authorized Richard A. Steinke, chairman of the board, to seek agreements for the disposition of certain of LewCorp's assets (which were not necessary for the continuing operation) and utilize the proceeds therefrom for working capital to compromise the potential claims of creditors.

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Pursuant to that authorization, Mr. Steinke negotiated the transfer of assets to Smith in exchange for the assumption of the liabilities associated therewith and the sale of the intellectual property to BM Holdings.

                  ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Businesses Acquired.

     Not applicable

(b) Pro Forma Financial Information.

     The pro forma financial information required pursuant to Article 11 of Regulation S-X in connection with the disposition of assets described in Item 2 above will be provided by amendment to this filing within 60 days of the date of this initial report.

                           ITEM 9 - REGULATION FD

In March 2002, Paul Lew was terminated as President of Lew Composites and subsequently resigned as a director. On May 23, 2002, Mr. Lew filed suit in the district court of Clark County, Nevada (Dept. No. A451074, Docket No. XIX) against LewCorp, its subsidiary Lew Composites, and the directors of LewCorp individually. The suit included a motion to prevent the sale or transfer of any of LewCorp's assets via a Writ of Attachment and a further Complaint alleging breach of an employment contract, imposition of constructive trust, breach of an implied duty of good faith and fair dealing, unjust enrichment, intentional and negligent misrepresentation, breach of fiduciary duty, civil conspiracy, and failure to pay claims in accordance with NRS 608. The Complaint requests judgment in the amount of $5,000,000 in general damages, $15,000,000 in punitive damages, other unspecified special damages, and attorneys fees and costs.

LewCorp filed an Answer to the complaint on June 14, 2002 and subsequent amended Answer and Counterclaim on June 28, 2002 denying Mr. Lew's allegations and alleging that Mr. Lew fraudulently misrepresented his educational background, information regarding the quality, performance and testing of products he claimed to have developed, and the time he was spending while employed by Lew. The counterclaim further alleges that Mr. Lew breached the terms of his employment agreement by failing to perform his duties, contractual and tortious breach of the implied covenant of good faith and fair dealing, unjust enrichment, converse breach of his fiduciary obligations, and misappropriating trade secrets and funds. The counterclaim requests compensatory damages, punitive damages and attorney fees and costs.

At a hearing on August 5, 2002, the court denied the motion for Prejudgment Writ of Attachment thereby permitting LewCorp to proceed with the sale of assets. LewCorp intends to proceed with its counterclaims against Mr. Lew and believes that Mr. Lew's complaint against LewCorp and its directors is unfounded and without merit.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEW CORPORATION
Date: August 15, 2002                   /S/Richard A. Steinke, Chairman